UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2015

SCRIPPS NETWORKS INTERACTIVE, INC.

(Exact name of Registrant as specified in its charter)

Ohio	1-34004	61-1551890
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

9721 Sherrill Boulevard Knoxville, Tennessee	37932

(Address of principal executive offices)	(Zip code)

(865) 694-2700

(Registrant’s telephone number including area code)

Not applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2015 Long-Term Incentive Plan

On May 12, 2015, the shareholders of Scripps Networks Interactive, Inc. (the “Company”), upon recommendation of our Board of Directors, approved the Scripps Networks Interactive, Inc. 2015 Long-Term Incentive Plan (the “LTIP”). A brief description of the LTIP follows, but is subject to the full text of the plan attached as Appendix I to our proxy statement dated March 1, 2015.

The LTIP authorizes the grant of equity-based compensation to our non-employee directors, officers and other key employees in the form of stock options (both nonqualified stock options and incentive stock options), stock appreciation rights, restricted shares, restricted share units, performance shares, performance units, other stock-based awards and dividend equivalents. The Company has reserved 8,000,000 shares of Class A common stock for issuance or delivery under the LTIP.

The LTIP will remain in effect until February 19, 2025, unless sooner terminated by the Board of Directors. Termination will not affect grants and awards then outstanding. The LTIP replaces the Scripps Networks Interactive, Inc. 2008 Long-Term Incentive Plan (the “Prior LTIP”) and no further awards will be made under the Prior LTIP; however, awards granted under the Prior LTIP prior to shareholder approval of the LTIP will remain outstanding in accordance with their terms.

The LTIP is administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee has the authority to, among other things select recipients, determine the size and types of awards, establish the terms and conditions of awards and take such other actions, not inconsistent with the terms of the LTIP, that the Committee deems appropriate.

The Committee may grant performance awards that are intended to qualify for the “performance-based compensation” exemption under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), as well as performance awards that are not intended to so qualify. The performance criteria for a Section 162(m) qualified award, which may relate to the Company, any subsidiary, any business unit or any participant, and may be measured on an absolute or relative to peer group or other market measure basis, shall be limited to: earnings per share; segment profit; gross margin; operating or other expenses; earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization; free cash flow; net income; return on investment (determined with reference to one or more categories of income or cash flow and one or more categories of assets, capital or equity); stock price appreciation; viewer ratings or impressions; online revenue; online segment profit; website traffic; market share; and revenue.

Amended and Restated Executive Annual Incentive Plan

On May 12, 2015, the shareholders of the Company, upon recommendation of our Board of Directors, approved an amendment and restatement to the Scripps Networks Interactive, Inc. Executive Annual Incentive Plan (the “Amended AIP”). A brief description of the Amended AIP follows, but is subject to the full text of the plan attached as Appendix II to our proxy statement dated March 1, 2015.

The AIP is administered by the Committee. The Committee, in its sole discretion, designates the executives who are eligible to participate in the Amended AIP. The executives will be selected from among our employees who are in a position to have a material impact on our results of operations. The Committee will designate one or more performance periods, which may be based on a calendar year or any other period designated by the Committee, and written performance goals and payout formulas for each participant. No awards will be paid for a performance period until the Committee has certified in writing whether the applicable performance goals have been met. The Committee retains the discretion to reduce or eliminate (but not to increase) any award payable to a participant. Any earned awards are paid in cash.

The Amended AIP allows the Company to continue granting incentive compensation that are intended to qualify for the “performance-based compensation” exemption under Section 162(m). The same performance goals as under the LTIP apply to the Amended AIP. The Amended AIP also increases from $4 million to $7 million the maximum amount payable during any one calendar year to any one participant.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The Company held its Annual Meeting of Shareholders on May 12, 2015. The certified results of the matters voted upon at the meeting, which are more fully described in our proxy statement, are as follows:

Description of Matters Submitted	In Favor	Abstain	Broker Non- Votes

1. Election of Directors:
Class A Common Shares
Jarl Mohn	59,339,714	3,613,351	—
Nicholas B. Paumgarten	62,783,502	169,563	—
Jeffrey Sagansky	58,946,145	4,006,920	—
Ronald W. Tysoe	51,769,121	11,183,944	—

Common Voting Shares
Gina L. Bianchini	33,939,111	—	—
Michael R. Costa	33,939,111	—	—
David A. Galloway	33,939,111	—	—
Kenneth W. Lowe	33,939,111	—	—
Donald E. Meihaus	33,939,111	—	—
Richelle P. Parham	33,939,111	—	—
Mary McCabe Peirce	33,939,111	—	—
Wesley W. Scripps	33,939,111	—	—

	In Favor	Against	Abstain	Broker Non- Votes
2. Approval of the 2015 Long-Term Incentive Plan	33,939,111	—	—	—

	In Favor	Against	Abstain	Broker Non- Votes
3. Approval of the Amended and Restated Executive Annual Incentive Plan	33,939,111	—	—	—

Item 9.01.	Financial Statements and Exhibits

See Exhibit Index following the Signature page to this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SCRIPPS NETWORKS INTERACTIVE, INC.

Date: May 18, 2015	By:	/s/ Cynthia L. Gibson
Cynthia L. Gibson
EVP, Chief Legal Officer and Corporate Secretary

Exhibit Index

Exhibit Number	Description of Exhibit

10.1	Scripps Networks Interactive, Inc. 2015 Long-Term Incentive Plan [Incorporated herein by reference to Appendix I to the proxy statement of Scripps Networks Interactive, Inc. dated March 1, 2015 filed with the Securities Exchange Commission (SEC File No. 1-34004)]

10.2	Amended and Restated Scripps Networks Interactive, Inc. Executive Annual Incentive Plan [Incorporated herein by reference to Appendix II to the proxy statement of Scripps Networks Interactive, Inc. dated March 1, 2015 filed with the Securities Exchange Commission (SEC File No. 1-34004)]

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